                                                                      EXHIBIT 12

                      ADVANCED LIGHTING TECHNOLOGIES, INC.
         STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (In thousands)

                                               REORGANIZED    |
                                                 COMPANY      |                        PREDECESSOR COMPANY
                                               -----------    |      -------------------------------------------------------
                                                 QUARTER      |      QUARTER               SIX MONTHS            NINE MONTHS
                                                  ENDED       |       ENDED                  ENDED                  ENDED
                                                MARCH 31,     |      MARCH 31,             DECEMBER 31,            MARCH 31,
                                                   2004       |        2003                   2003                  2003
                                               -----------    |      ---------        -----------------          -----------
                                                              |
Income (loss) before income taxes                             |
     and minority interest                     $   (911)      |      $  (2,742)           $   (13,235)            $ (16,244)
Interest expense                                   3,410      |          2,722                  7,459                 8,732
Interest portion of rent expense                     124      |            202                    329                   619
                                               ---------      |      ---------            -----------             ---------
  EARNINGS                                     $   2,623      |      $     182            $    (5,447)            $  (6,893)
                                               =========      |      =========            ===========             =========
Interest expense                               $   3,410      |      $   2,722            $     7,459             $   8,732
Interest capitalized                                  42      |             29                     37                   339
Interest portion of rent expense                     124      |            202                    329                   619
Preferred share accretion                            710      |            742                      -                 2,185
                                               ---------      |      ---------            -----------             ---------
  FIXED CHARGES                                $   4,286      |      $   3,695            $     7,825             $  11,875
                                               =========      |      =========            ===========             =========
RATIO OF EARNINGS TO FIXED CHARGES                   0.6      |              -                      -                     -
                                               =========      |      =========            ===========             =========


For purposes of calculating the unaudited ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes and minority interest plus fixed charges. Fixed charges consist of interest charges and amortization of debt issuance costs, whether expensed or capitalized, the portion of rental expense that is representative of interest, and preferred share accretion. For the quarter ended March 31, 2004, earnings were inadequate to cover fixed charge requirements by $1,663. For the quarter ended March 31, 2003, earnings were inadequate to cover fixed charge requirements by $3,513. For the six months ended December 31, 2003, earnings were inadequate to cover fixed charge requirements by $13,272. For the nine months ended March 31, 2003, earnings were inadequate to cover fixed charge requirements by $18,768.